Exhibit 4

TRANSCANADA TRUST

as Issuer

and

TRANSCANADA PIPELINES LIMITED

as Credit Supporter

and

TSX TRUST COMPANY

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

PROVIDING FOR THE ISSUE OF UP TO

$800,000,000 PRINCIPAL AMOUNT OF

TRUST NOTES – SERIES 2022-A DUE MARCH 7, 2082

Dated as of March 7, 2022

5.4	Right not to Deliver the TCPL Deferral Preferred Shares	18
Article 6 GUARANTEE		18
6.1	Guarantee of Trust Notes – Series 2022-A	18
6.2	Consolidation, amalgamation, merger, conveyance, transfer or lease	20
6.3	Successor Substituted	20
6.4	Notice to the Credit Supporter	21
6.5	Reports by the Credit Supporter	21
Article 7 SUBORDINATION OF GUARANTEE		22
7.1	Guarantee Subordinated to Guarantor Senior Indebtedness	22
7.2	Disputes with Holders of Certain Guarantor Senior Indebtedness	23
7.3	Subrogation	23
7.4	Obligation of Credit Supporter Unconditional	24
7.5	Payments on Guarantee Permitted	24
7.6	Effectuation of Subordination by Trustee	24
7.7	Knowledge of Trustee	25
7.8	Trustee May Hold Guarantor Senior Indebtedness	25
7.9	Rights of Holders of Guarantor Senior Indebtedness Not Impaired	25
7.10	Article Applicable to Paying Agents	25
Article 8 INDENTURE SUPPLEMENTAL TO ORIGINAL INDENTURE		26
8.1	Indenture Supplemental to Original Indenture	26
Article 9 ACCEPTANCE OF TRUSTS BY TRUSTEE		26
9.1	Acceptance of Trusts by Trustee	26
Article 10 MISCELLANEOUS		26
10.1	Counterparts	26
10.2	Language of Indenture	26

SCHEDULE

SCHEDULE 2.3         Form of Registered Trust Note – Series 2022-A

THIS SEVENTH SUPPLEMENTAL INDENTURE dated as of March 7, 2022,

BETWEEN:

TRANSCANADA TRUST, a trust established under the laws of the Province of Ontario, by its administrative agent, TransCanada PipeLines Limited

(hereinafter called the "Issuer" or the "Trust")

OF THE FIRST PART

TRANSCANADA PIPELINES LIMITED, a corporation existing under the federal laws of Canada and having an office in the City of Calgary in the Province of Alberta

(hereinafter called "TCPL" or the "Credit Supporter")

OF THE SECOND PART

- and -

TSX TRUST COMPANY, a trust company existing under the federal laws of Canada and having an office in the City of Calgary in the Province of Alberta

(hereinafter called the "Trustee")

OF THE THIRD PART

WHEREAS by a trust indenture (the "Original Indenture") dated as of May 20, 2015 between the Issuer and AST Trust Company (Canada) (under its former name, CST Trust Company) ("AST"), provision was made for the issue of subordinated notes of the Issuer without limitation as to the aggregate principal amount but issuable only subject to the provisions of the Original Indenture;

WHEREAS on or about September 1, 2021, AST amalgamated with TSX Trust Company to form "TSX Trust Company", such that pursuant to Section 11.11.3 of the Original Indenture, TSX Trust Company, as the successor corporation, now acts as the successor Trustee under the Original Indenture;

WHEREAS by a first supplemental indenture to the Original Indenture dated as of May 20, 2015, U.S.$750,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of Trust Notes designated as Trust Notes – Series 2015-A due May 20, 2075, were issued;

WHEREAS by a second supplemental indenture to the Original Indenture dated as of August 11, 2016, U.S.$1,200,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of Trust Notes designated as Trust Notes – Series 2016-A due August 15, 2076, were issued;

WHEREAS by a third supplemental indenture to the Original Indenture dated as of March 2, 2017, U.S.$1,500,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of Trust Notes designated as Trust Notes – Series 2017-A due March 15, 2077, were issued;

WHEREAS by a fourth supplemental indenture to the Original Indenture dated as of May 18, 2017, CDN.$1,500,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of Trust Notes designated as Trust Notes – Series 2017-B due May 18, 2077, were issued;

WHEREAS by a fifth supplemental indenture to the Original Indenture dated as of September 12, 2019, U.S.$1,100,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of Trust Notes designated as Trust Notes – Series 2019-A due September 15, 2079, were issued;

WHEREAS by a sixth supplemental indenture to the Original Indenture dated as of March 4, 2021, CDN.$500,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of Trust Notes designated as Trust Notes – Series 2021-A due March 4, 2081;

WHEREAS the Issuer is desirous of issuing additional subordinated notes under the provisions of the Original Indenture, and this supplemental indenture, as a Series of Trust Notes to be designated as Trust Notes – Series 2022-A due March 7, 2082;

WHEREAS the Issuer, the Credit Supporter and the Trustee have agreed to supplement the Original Indenture as herein provided;

WHEREAS all necessary action has been taken by the Issuer to make the Trust Notes – Series 2022-A, when certified by the Trustee and issued as provided in this supplemental indenture, valid, binding and legal obligations of the Issuer with the benefits and subject to the terms of the Original Indenture and to make this supplemental indenture a valid and binding agreement of the Issuer, in accordance with its terms; and

WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustee.

NOW THEREFORE THIS INDENTURE WITNESSETH and it is hereby covenanted, agreed and declared as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this supplemental indenture, unless there is something in the subject matter or context inconsistent therewith:

"1970 Indenture" means the Trust Indenture made as of the 15th day of June, 1970 between TCPL and Crown Trust Company, as amended or supplemented from time to time;

"Additional Amounts" has the meaning ascribed to such term in Section 2.7.1;

"Additional Trust Notes – Series 2022-A" has the meaning ascribed to such term in Section 2.2.5;

"Assignment and Set-Off Agreement" means the agreement between TCPL, the Trustee, as bare trustee and nominee for and on behalf of Holders of Trust Notes – Series 2022-A, TCE and the Issuer dated March 7, 2022 pursuant to which, among other things, TCPL granted the Deferral Event Subscription;

"Automatic Exchange" has the meaning ascribed to such term in the Share Exchange Agreement;

"Automatic Exchange Event" has the meaning ascribed to such term in the Share Exchange Agreement;

"Automatic Exchange Event Notice" has the meaning ascribed to such term in the Share Exchange Agreement;

"Calculation Agent" means the calculation agent appointed by the Issuer in the manner described under Section 2.5;

"Closing Date" means March 7, 2022;

"Credit Supporter" means TCPL, in its capacity as guarantor of the Trust Notes – Series 2022-A hereunder, and includes any successor entity to or of TCPL which shall have complied with the provisions of Section 6.2;

"Deferral Date" has the meaning ascribed to such term in the Assignment and Set-Off Agreement;

"Deferral Event" has the meaning ascribed to such term in the Assignment and Set-Off Agreement;

"Deferral Event Subscription" has the meaning ascribed to such term in the Assignment and Set-Off Agreement;

"Deferral Event Subscription Proceeds" has the meaning ascribed to such term in the Assignment and Set-Off Agreement;

"Deferral Event Subscription Proceeds Assignment" has the meaning ascribed to such term in the Assignment and Set-Off Agreement;

"DTC" means The Depository Trust Company and its nominee or any successors and/or any other or additional organization that performs securities transfer, settlement, clearing and/or pledge services in relation to the Trust Notes – Series 2022-A or the TCPL Exchange Preferred Shares;

"Exchange Trustee" has the meaning ascribed to such term in the Share Exchange Agreement;

"Fitch" means Fitch Ratings Inc.;

"Five-Year Treasury Rate" means, as of any Interest Reset Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days immediately prior to the applicable Interest Reset Determination Date appearing under the caption "Treasury Constant Maturities" in the most recent H.15; provided, however, that if the Five-Year Treasury Rate cannot be determined pursuant to such method, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five- Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided further that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent, in its sole discretion, may determine the Business Day convention, the definition of Business Day and the Interest Reset Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate;

"Guarantee" means the guarantee of the Trust Notes – Series 2022-A provided by the Credit Supporter, in accordance with the terms and conditions of this supplemental indenture;

"Guarantor Senior Indebtedness" means obligations (other than non-recourse obligations, the obligations under the Guarantee or any other obligations specifically designated as being subordinate in right of payment to Guarantor Senior Indebtedness) of, or guaranteed or assumed by, the Credit Supporter for borrowed money or evidenced by bonds, debentures or notes or obligations of TCPL for or in respect of bankers' acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation;

"H.15" means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the United States Federal Reserve System, and "most recent H.15" means the H.15 published closest in time but prior to the close of business on the applicable Interest Reset Determination Date;

"Holders" means the registered holders, from time to time, of the Trust Notes – Series 2022-A or, where the context requires, all of such holders;

"Indebtedness" means any bonds, debentures or other obligations with respect to borrowed money;

"Ineligible Person" means any Person whose address is in, or whom the Trust, TCPL or TCPL's transfer agent has reason to believe is a resident of, any jurisdiction outside of Canada and the United States to the extent that: (i) the issuance or delivery by TCPL or the Trust to such Person, upon an Automatic Exchange or Deferral Event, of TCPL Exchange Preferred Shares or TCPL Deferral Preferred Shares, as applicable, would require TCPL or the Trust to take any action to comply with securities or analogous laws of such jurisdiction; or (ii) withholding tax would be applicable in connection with the delivery to such Person of TCPL Exchange Preferred Shares upon an Automatic Exchange;

"Initial Interest Reset Date" means March 7, 2032;

"Interest Payment Date" means, March 7 and September 7, of each year during which any Trust Notes – Series 2022-A are outstanding, with the first Interest Payment Date being September 7, 2022;

"Interest Period" means, initially, the period from and including the Closing Date to, but excluding September 7, 2022 and thereafter from and including each Interest Payment Date to, but excluding, the next following Interest Payment Date;

"Interest Reset Date" means March 7, 2032 and every fifth anniversary of such date thereafter upon which the Trust Notes – Series 2022-A are outstanding until the Maturity Date, on which dates the interest rate on the Trust Notes – Series 2022-A will be reset as described on the Form of Registered Trust Note – Series 2022-A attached as Schedule 2.3 hereto;

"Interest Reset Determination Date" means, for any Subsequent Fixed Rate Period, the date that is one Business Day prior to the first day of such Subsequent Fixed Rate Period;

"Maturity Date" means March 7, 2082;

"Moody's" means Moody's Investors Service, Inc.;

"Original Indenture" has the meaning ascribed to such term in the first recital to this supplemental indenture;

"Rating Event" means that the Trust or TCPL has received confirmation from S&P, Moody's or Fitch that due to (i) any amendment to, clarification of, or change in hybrid capital methodology or a change in the interpretation thereof, in each case occurring or becoming effective after the date of issue of the Trust Notes – Series 2022-A; or (ii) the application of a different hybrid capital methodology or set of criteria by S&P, Moody's or Fitch after the date of issue of the Trust Notes – Series 2022-A (due to any reason other than solely as a result of a decrease in the credit rating previously assigned to the Trust Notes , it being understood that for this purpose a "decrease in the credit rating previously assigned to the Trust Notes" means: (A) in the case of S&P, a rating below BBB-; (B) in the case of Moody's, a rating below Baa3; (C) in the case of Fitch, a rating below BBB; and (D) in the case of a designation by another rating agency, below an equivalent rating), the Trust Notes – Series 2022-A will no longer be eligible for the same or a higher amount of "equity credit" (or such other nomenclature that S&P, Moody's or Fitch may then use to describe "equity credit") attributed to the Trust Notes – Series 2022-A on the date of issue of the Trust Notes – Series 2022-A;

"S&P" means S&P Global Ratings, acting through Standard & Poor's Ratings Services (Canada), a business unit of S&P Global Canada Corp.;

"Share Exchange Agreement" means the Share Exchange Agreement entered into on the Closing Date among TCPL, the Issuer and the Exchange Trustee providing for, among other things, the respective rights and obligations of TCPL, the Issuer and the Holders of the Trust Notes – Series 2022-A with respect to the automatic exchange of the Trust Notes – Series 2022-A for rights to be issued TCPL Exchange Preferred Shares in connection with an Automatic Exchange;

"Subsequent Fixed Rate Period" means the period from, and including, the Initial Interest Reset Date, to, but excluding, the next Interest Reset Date and each five-year period thereafter from, and including, the most recent Interest Reset Date, to, but excluding, the next Interest Reset Date. For greater certainty, the final Subsequent Fixed Rate Period shall end on the Maturity Date;

"Successor Entity" has the meaning attributed to such term in section 6.2.1;

"Tax Event" means the Trust, TCE or TCPL has received an opinion of independent counsel of a nationally recognized law firm in Canada or the U.S. experienced in such matters (who may be counsel to the Trust, TCE or TCPL) to the effect that, as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or the U.S. or any political subdivision or taxing authority thereof or therein, affecting taxation; (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an "administrative action"); or (iii) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each of case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of issue of the Trust Notes – Series 2022-A, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that (A) the Trust, TCE or TCPL is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Trust Notes – Series 2022-A (including the treatment by the Trust, TCE or TCPL of interest on the TCPL Sub Notes – Series 2022-A or the Trust Notes – Series 2022-A) or other property of the Trust, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority, (B) the Trust is, or will be, subject to more than a de minimis amount of taxes, duties or other governmental charges or civil liabilities, or (C) any payment of interest, consideration or otherwise in respect of the TCPL Sub Notes –Series 2022-A or Trust Notes – Series 2022-A gives rise to more than a de minimis amount of withholding tax for the Trust, TCE or TCPL and/or that results in the requirement to pay more than a de minimis amount of Additional Amounts under Section 2.7;

"TCE" means TC Energy Corporation and includes its successors and assigns;

"TCPL" means TransCanada PipeLines Limited and includes its successors and assigns;

"TCPL Deferral Preferred Shares" means each series of the first preferred shares of TCPL to be issued to the Holders of Trust Notes – Series 2022-A in respect of a Deferral Event;

"TCPL Exchange Preferred Shares" means the first preferred shares of TCPL to be issued to Holders of Trust Notes – Series 2022-A in respect of an Automatic Exchange;

"TCPL Sub Note – Series 2022-A" means the junior subordinated notes Series 2022-A issued by TCPL to the Trust (in an initial principal amount, on the date hereof, of $800,000,000);

"this supplemental indenture", "hereto", "hereby", "hereunder", "hereof", "herein" and similar expressions refer to this supplemental indenture and not to any particular article, section, subdivision or other portion hereof, and include any and every supplemental indenture;

"Time of Automatic Exchange" has the meaning ascribed to such term in the Share Exchange Agreement; and

"Trust Notes – Series 2022-A" means up to $800,000,000 principal amount of Trust Notes – Series 2022-A due March 7, 2082 issued by the Issuer hereunder.

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.

1.2	Interpretation Not Affected By Headings, etc.

The division of this supplemental indenture into Articles and Sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this supplemental indenture.

1.3	Incorporation of Certain Definitions

All terms contained in this supplemental indenture which are defined in the Original Indenture, as supplemented and amended to the date hereof, shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture, as so supplemented and amended, unless otherwise defined herein or unless the context otherwise specifies or requires.

1.4	Definition of "this Indenture"

The term "this Indenture", whenever used herein, means the Original Indenture as supplemented and amended by this supplemental indenture.

1.5	Currency References

All references to dollar ($) amounts shall, unless otherwise expressly indicated herein, be to United States dollars.

1.6	Appointment of Exchange Trustee under the Share Exchange Agreement

Each Holder of Trust Notes – Series 2022-A, by such Holder's acceptance thereof, hereby appoints TSX Trust Company, and any successor thereto or permitted assignee thereof, to act for and on its behalf under and for the purposes contemplated in the Share Exchange Agreement as the "Exchange Trustee" thereunder and to agree to and perform its obligations as a "Holder" under the Share Exchange Agreement in accordance with the terms thereof, and hereby irrevocably and unconditionally authorizes and directs such "Exchange Trustee" to take such actions as may be necessary or appropriate to give effect to the terms of the Share Exchange Agreement (including the Automatic Exchange) and hereby appoints the "Exchange Trustee" as such Holder's attorney-in-fact for any and all related and incidental purposes.

1.7	Appointment of the Indenture Trustee

Each Holder of Trust Notes – Series 2022-A, by such Holder's acceptance thereof, hereby appoints the Trustee, and any successor thereto or permitted assignee thereof, to act for and on its behalf under and for the purposes contemplated in the Assignment and Set-Off Agreement and to agree to and perform its obligations as a "Holder" under the Assignment and Set-Off Agreement in accordance with the terms thereof, and hereby irrevocably and unconditionally authorizes and directs the Trustee to take such actions as may be necessary or appropriate to give effect to the terms of the Assignment and Set-Off Agreement (including the Deferral Event Subscription and the Deferral Event Subscription Proceeds Assignment contemplated thereunder) and hereby appoints the Trustee as such Holder's attorney-in-fact for any and all related and incidental purposes.

1.8	Additional Provisions Relating to the Trust Notes – Series 2022-A.

1.8.1        For the purposes of this supplemental indenture, and the Trust Notes – Series 2022-A:

"Business Day" means a day on which TCPL and the Trustee are open for business in the City of Calgary, Alberta, other than a Saturday, Sunday or any statutory or civic holiday in the City of Toronto, Ontario, the City of Calgary, Alberta or the City of New York, New York.

1.8.2        For the purposes of this supplemental indenture, and the Trust Notes – Series 2022-A, the restrictions set forth in Section 8.1 of the Original Indenture shall be supplemented by a requirement that the Issuer shall not merge, amalgamate, consolidate or otherwise combine with any other Person or convey, transfer or lease all or substantially all of its assets to any Person, unless, if the Successor Entity is organized under the laws of a jurisdiction other than the laws of Canada or any province of territory thereof or the United States, any state thereof or the District of Columbia, such Successor Entity shall assume the Issuer's obligations under this supplemental indenture to pay Additional Amounts, with the name of such successor jurisdiction being included in addition to Canada in each place that Canada appears in Section 2.7.1.

1.8.3        For the purposes of this supplemental indenture, and the Trust Notes – Series 2022-A, in addition to the events set forth in Section 6.1.1 of the Original Indenture, each of the following events is an "Event of Default":

1.8.3.1           if an order is made or an effective resolution is passed for the winding-up or liquidation of TCPL, except in the course of carrying out or pursuant to a transaction in respect of which the conditions of Article 8 of the Original Indenture are duly observed and performed, or in the event of any other dissolution of TCPL, by operation of law; or

1.8.3.2           if TCPL makes a general assignment for the benefit of its creditors, or otherwise acknowledges its insolvency, becomes insolvent or is declared bankrupt or consents to the institution of bankruptcy or insolvency proceedings against it under any bankruptcy, insolvency or analogous laws or if a custodian, sequestrator, liquidator, receiver, receiver and manager or any other officer with similar powers is appointed of TCPL or of the property of TCPL or any part thereof which is, in the opinion of the Trustee, a substantial part thereof.

1.8.4        For the purposes of this supplemental indenture, and the Trust Notes – Series 2022-A, with respect to any matter affecting the Trust Notes – Series 2022-A or rights of the Holders thereof, "Extraordinary Resolution" means (i) the written consent of Holders of not less than a majority of the aggregate principal amount of the Trust Notes – Series 2022-A; or (ii) an extraordinary resolution proposed at a meeting of Holders of the Trust Notes – Series 2022-A where Holders of not less than a majority of the aggregate principal amount of the Trust Notes – Series 2022-A are represented in person or by proxy (or a lesser amount of Holders if such meeting has been dissolved and reconvened due to failure to achieve quorum in the manner specified in the Original Indenture) and passed by the favourable votes of Holders of the Trust Notes – Series 2022-A representing not less than 66 2/3% of the aggregate principal amount of the Trust Notes – Series 2022-A represented at the meeting.

1.8.5        For the purposes of this supplemental indenture, and the Trust Notes – Series 2022-A, the provisions of Section 2.19 of the Original Indenture shall be inapplicable in their entirety.

Article 2
THE TRUST NOTES – SERIES 2022-A

2.1	Limitation on Issue and Designation

The aggregate principal amount of the initial Trust Notes – Series 2022-A that may be issued and certified hereunder shall be limited to up to $800,000,000 principal amount of the Trust Notes designated as "Trust Notes – Series 2022-A due March 7, 2082". The issuance of the Trust Notes – Series 2022-A shall be subject to compliance with the terms and conditions of the 1970 Indenture relating to the creation, assumption or incurring of Funded Obligations (as such term is defined in the 1970 Indenture). For clarity, Additional Trust Notes – Series 2022-A may be issued and certified hereunder pursuant to Section 2.2.5 below.

2.2	Terms of Trust Notes – Series 2022-A

2.2.1        The Trust Notes – Series 2022-A shall be dated as of the Closing Date, regardless of their actual date of issue, and shall mature on the Maturity Date.

2.2.2        Subject to Section 2.2.5 below, from the Closing Date to, but excluding, March 7, 2032, the Trust Notes – Series 2022-A will bear interest at the rate of 5.600% per annum, payable in arrears in equal semi-annual payments on March 7 and September 7 of each year, to the persons in whose names the Trust Notes – Series 2022-A are registered at the close of business on the preceding February 21 and August 24, respectively, with the first payment on September 7, 2022. On March 7, 2032 and on every Interest Reset Date thereafter until the Maturity Date, the interest rate on the Trust Notes – Series 2022-A will be reset for the applicable Subsequent Fixed Rate Period to a rate per annum equal to the Five-Year Treasury Rate as of the most recent Interest Reset Determination Date, plus: (a) for the period from, and including, March 7, 2032 to, but excluding, March 7, 2052, 3.986%; and (b) for the period from, and including, March 7, 2052 to, but excluding, March 7, 2082, 4.736%, in each case, payable in arrears. Interest on the Trust Notes – Series 2022-A during each Subsequent Fixed Rate Period will continue to be payable in arrears in equal semi-annual payments on each applicable Interest Payment Date in the manner set out in this Section 2.2.2. Subject to Article 5, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.

2.2.3        Interest on the Trust Notes – Series 2022-A will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than six months, on the basis of the actual number of days elapsed per 30-day month. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Trust Notes – Series 2022-A, whenever the interest rate on the Trust Notes – Series 2022-A is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

2.2.4         If any Interest Payment Date would otherwise fall on a day which is not a Business Day, payment shall be postponed until the next Business Day, and no further interest or other sums will accrue in respect of such postponement.

2.2.5        After the Closing Date, the Issuer shall be entitled to issue additional Trust Notes – Series 2022-A ("Additional Trust Notes – Series 2022-A"), which shall have identical terms as the Trust Notes-Series 2022-A issued on the Closing Date, other than with respect to their issue date, issue price and, if applicable, their first interest payment date and interest accrual date.

2.2.6        With respect to any Additional Trust Notes – Series 2022-A, the Issuer shall set forth in an Officer's Certificate, a copy of which shall be delivered to the Trustee, the following information:

2.2.6.1          the aggregate principal amount of such Additional Trust Notes – Series 2022-A to be authenticated and delivered pursuant to this Indenture; and

2.2.6.2          the issue price, the issue date and the CUSIP number of such Additional Trust Notes – Series 2022-A; provided, however, that if Additional Trust Notes – Series 2022-A are issued with the same CUSIP number as any other Trust Notes – Series 2022-A previously issued under this supplemental indenture, then such Additional Trust Notes – Series 2022-A shall be issued at a price that would not prevent such Additional Trust Notes – Series 2022-A from being treated as fungible with such previously-issued Trust Notes – Series 2022-A for U.S. federal income tax purposes; and

2.2.6.3           if applicable, the first interest payment date and interest accrual date of such Additional Trust Notes – Series 2022-A.

2.3	Form of Trust Notes – Series 2022-A

2.3.1        Subject to Section 2.11 of the Original Indenture, the Trust Notes – Series 2022-A shall be issued only as fully registered Trust Notes – Series 2022-A in denominations of $1,000 and integral multiples thereof.

2.3.2        The Trust Notes – Series 2022-A and the certificate of the Trustee endorsed thereon shall be in the English language (and may be in the French language) and shall be substantially in the form set out in Schedule 2.3 hereto, with such appropriate additions, deletions, substitutions and variations as the Trustee may approve (or as may be required to issue Additional Trust Notes – Series 2022-A pursuant to Section 2.2.5) and shall bear such distinguishing letters and numbers as the Trustee may approve, such approval of the Trustee to be conclusively evidenced by its certification of the Trust Notes – Series 2022-A. In the event that any provision of the Trust Notes – Series 2022-A in the French language, if any, shall be susceptible to an interpretation different from the equivalent provision in the English language, the interpretation of such provision in the English language shall be determinative.

2.3.3        The Trust Notes – Series 2022-A may be engraved, printed or lithographed, or partly in one form and partly in another, as the Issuer may determine.

2.4	Registrar and Transfer Agent and Paying Agent

The Issuer hereby appoints the Trustee as the registrar and transfer agent and paying agent of the Trust Notes – Series 2022-A and the Trustee hereby accepts such appointment.

2.5	Calculation Agent

Unless the Issuer has redeemed all of the outstanding Trust Notes – Series 2022-A as of the Initial Interest Reset Date, the Issuer will appoint a Calculation Agent with respect to the Trust Notes – Series 2022-A prior to the Interest Reset Determination Date preceding the Initial Interest Reset Date. The applicable interest rate for each Subsequent Fixed Rate Period will be determined by the Calculation Agent as of the applicable Interest Reset Determination Date. Promptly upon such determination, the Calculation Agent, if other than the Issuer or its Affiliate, will notify the Issuer of the interest rate for the relevant Subsequent Fixed Rate Period. The Issuer will then promptly notify the Trustee, if other than the Calculation Agent, of such interest rate. The Calculation Agent's determination of any interest rate and its calculation of the amount of interest for any Subsequent Fixed Rate Period beginning on or after the Initial Interest Reset Date (i) will be on file at the Issuer's principal offices, (ii) will be made available to any Holder upon request, (iii) will be conclusive and binding absent manifest error, (iv) may be made in the Calculation Agent’s sole discretion and (v) notwithstanding anything to the contrary in the documentation relating to the Trust Notes – Series 2022-A, will become effective without consent from any other person or entity.

2.6	Rights of Set-Off

Notwithstanding Section 4.8 of the Original Indenture, each party may set-off against amounts owing by it hereunder to another Person any amounts owing or accruing due by such Person to it or any of its Affiliates, without duplication, including pursuant to the Share Exchange Agreement and the Assignment and Set-Off Agreement.

2.7	Additional Amounts

2.7.1         All payments made by or on account of any obligation of the Issuer under or with respect to the Trust Notes – Series 2022-A, or by or on account of any obligation of the Credit Supporter under or with respect to the Guarantee, shall be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (collectively, "Canadian Taxes"), unless the Issuer or the Credit Supporter is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Issuer or the Credit Supporter is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Trust Notes – Series 2022-A or the Guarantee, the Issuer or the Credit Supporter shall pay as additional interest such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction shall not be less than the amount the Holder would have received if such Canadian Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to a payment made to a Holder in respect of a beneficial owner (i) with which the Issuer or the Credit Supporter does not deal at arm's length (for purposes of the Income Tax Act (Canada)) at the time the amount is paid or payable, (ii) where the payment is in respect of a debt or other obligation to pay an amount to a person with whom the payor is not dealing at arm's length for the purposes of the Income Tax Act (Canada), (iii) which is subject to such Canadian Taxes by reason of such Holder's failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in, the rate of deduction or withholding of, such Canadian Taxes, (iv) where all or any portion of the amount paid to such Holder is deemed to be a dividend paid to such Holder pursuant to subsection 214(16) of the Income Tax Act (Canada), (v) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof (including, without limitation, by being or having been a national, domiciliary or resident, or treated as a resident, of, or physically present in or having had a permanent establishment in, Canada or any province or territory thereof) otherwise than by the mere acquisition, holding or disposition of Trust Notes – Series 2022-A or the receipt of payments or enforcement of rights thereunder, (vi) in respect of any applicable Canadian Taxes that are payable other than by withholding from payments under or with respect to the Trust Notes – Series 2022-A (other than taxes payable pursuant to Regulation 803 of the Income Tax Act (Canada) or any similar successor provision), (vii) in respect of any estate, inheritance, gift, sale, transfer, personal property, excise or similar applicable Canadian Taxes, (viii) if the applicable taxes would not have been imposed but for the presentation of such Trust Note – Series 2022-A (in cases in which presentation is required) more than 30 days after the later of the date on which the relevant payment became due and payable pursuant to the terms thereof or was made or duly provided for (except to the extent such Holder would have been entitled to such Additional Amounts had such Trust Note – Series 2022-A been presented on the last day of such 30-day period), (ix) in respect of any applicable Canadian Taxes to the extent such Canadian Taxes result from the presentation of any Trust Notes – Series 2022-A for payment (where presentation is required for payment) and the payment can be made without such withholding or deduction by the presentation of the Trust Notes – Series 2022-A for payment by at least one other paying agent, (x) for any taxes imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") (or any amended or successor version of such sections) ("FATCA"), any regulations or other official guidance thereunder, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into between a non-U.S. jurisdiction and the United States in connection with FATCA or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or (xi) in respect of any combination of applicable taxes referred to in the preceding clauses (i) through (x). The Issuer or the Credit Supporter shall make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required under applicable law.

2.7.2        If a Holder has received a refund or credit for any Canadian Taxes with respect to which the Issuer or the Credit Supporter has paid Additional Amounts pursuant to this Section 2.7, such Holder shall pay over such refund to the Issuer or the Credit Supporter (but only to the extent of such Additional Amounts), net of all out-of-pocket expenses of such Holder, together with any interest paid by the relevant tax authority in respect of such refund.

2.7.3        If Additional Amounts are required to be paid under this Section 2.7 as a result of a Tax Event, the Issuer may elect to redeem outstanding Trust Notes – Series 2022-A pursuant to Section 3.3.

Article 3
REDEMPTION AND PURCHASE FOR CANCELLATION OF THE TRUST NOTES – SERIES 2022-A

3.1	Redemption of Trust Notes – Series 2022-A at the Option of the Issuer

The Issuer may, at its option or at the direction of TCPL, redeem the Trust Notes – Series 2022-A in whole at any time or in part from time to time, on not less than 10 days nor more than 60 days prior notice to the Holders thereof, without the consent of the Holders, and upon such conditions as may be specified in the applicable notice of redemption, at a redemption price per $1,000 principal amount of the Trust Notes – Series 2022-A equal to par: (i) from December 7, 2031 to March 7, 2032; and (ii) after March 7, 2032, on any Interest Payment Date or Interest Reset Date, in each case, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.2	Partial Redemption of Trust Notes – Series 2022-A

3.2.1        If less than all the Trust Notes – Series 2022-A are to be redeemed pursuant to Section 3.1, the Issuer shall, at least 15 days prior to the date that notice of redemption is given, notify the Trustee by Written Order of the Issuer of its intention to redeem the aggregate principal amount of the Trust Notes – Series 2022-A to be redeemed. The Trust Notes – Series 2022-A to be redeemed shall be selected by the Trustee on a pro rata basis, disregarding fractions, according to the principal amount of the Trust Notes – Series 2022-A registered in the respective names of each Holder, or in such other manner as the Trustee may consider equitable, provided that such selection shall be proportionate (to the nearest minimum authorized denomination for the Trust Notes – Series 2022-A established pursuant to Section 2.3).

3.2.2        If the Trust Notes – Series 2022-A in denominations in excess of the minimum authorized denomination for the Trust Notes – Series 2022-A are selected and called for redemption in part only (such part being that minimum authorized denomination or an integral multiple thereof) then, unless the context otherwise requires, references to the Trust Notes – Series 2022-A in this Article 3 shall be deemed to include any such part of the principal amount of the Trust Notes – Series 2022-A which shall have been so selected and called for redemption. The Holder of any Trust Notes – Series 2022-A called for redemption in part only, upon surrender of such Trust Notes – Series 2022-A for payment, shall be entitled to receive, without expense to such Holder, new Trust Notes – Series 2022-A for the unredeemed part of the Trust Notes – Series 2022-A so surrendered, and the Issuer shall execute and the Trustee shall certify and deliver, at the expense of the Issuer, such new Trust Notes – Series 2022-A having the same terms as are set out herein upon receipt from the Trustee or the Paying Agent of the Trust Notes – Series 2022-A so surrendered.

3.3	Early Redemption upon a Tax Event

The Issuer may, at its option, redeem all (but not less than all) of the Trust Notes – Series 2022-A upon the occurrence of a Tax Event on not less than 10 days nor more than 60 days prior notice to the Holders thereof, without the consent of the Holders. The redemption price per $1,000 principal amount of the Trust Notes – Series 2022-A shall be equal to par together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.4	Early Redemption upon Rating Event

The Issuer may, at its option, redeem all (but not less than all) of the Trust Notes – Series 2022-A at any time upon or following the occurrence of a Rating Event on not less than 10 days nor more than 60 days prior notice to the Holders thereof, without the consent of the Holders. The redemption price per $1,000 principal amount of the Trust Notes – Series 2022-A shall be equal to par plus $20 together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

3.5	Notice of Redemption

Subject to Section 4.2, notice of any intention to redeem any Trust Notes – Series 2022-A shall be given by or on behalf of the Issuer to the Holders of the Trust Notes – Series 2022-A which are to be redeemed, not more than 60 days and not less than 10 days prior to the date fixed for redemption, in the manner provided in the Original Indenture. The notice of redemption shall, unless all the Trust Notes – Series 2022-A then outstanding are to be redeemed, specify the distinguishing letters and numbers of the Trust Notes – Series 2022-A which are to be redeemed and, if a Trust Note – Series 2022-A is to be redeemed in part only, shall specify that part of the principal amount thereof to be redeemed, and shall specify the redemption date, the redemption price and places of payment and shall state that all interest on the Trust Notes – Series 2022-A called for redemption shall cease from and after such redemption date.

3.6	Purchase of the Trust Notes – Series 2022-A for Cancellation

3.6.1        The Issuer may, upon the direction of TCPL, purchase all or any of the Trust Notes – Series 2022-A in the open market (which may include purchases from or through an investment dealer or a firm holding membership on or that is a participant of a recognized stock exchange) or by invitation for tenders or by private contract and, in each case, at any price, payable in cash.

3.6.2        If, upon an invitation for tenders, more Trust Notes – Series 2022-A than the Issuer is willing to purchase are tendered at the same lowest price, the Trust Notes – Series 2022-A to be purchased by the Issuer shall be selected by the Trustee pro rata, or in such other manner as the Trustee may consider equitable in compliance with applicable law, from the Trust Notes – Series 2022-A tendered by each Holder who tendered at such lowest price. For this purpose, the Trustee may make, and from time to time amend, regulations with respect to the manner in which the Trust Notes – Series 2022-A may be so selected and regulations so made shall be valid and binding upon all Holders, notwithstanding the fact that, as a result thereof, one or more of such Trust Notes – Series 2022-A become subject to purchase in part only. The Holder of any Trust Notes – Series 2022-A of which a part only is purchased, upon surrender of such Trust Notes – Series 2022-A for payment, shall be entitled to receive, without expense to such Holder, one or more new Trust Notes – Series 2022-A for the unpurchased part so surrendered and the Trustee shall certify and deliver such new Trust Notes – Series 2022-A upon receipt of the Trust Notes – Series 2022-A so surrendered.

3.7	Cancellation of the Trust Notes – Series 2022-A

All Trust Notes – Series 2022-A redeemed and all Trust Notes – Series 2022-A purchased under this Article 3 shall forthwith be delivered to the Trustee and shall be cancelled by it and will not be reissued or resold, and except as provided in subsection 3.6.2, no Trust Notes – Series 2022-A shall be issued in substitution therefor.

Article 4
AUTOMATIC EXCHANGE

4.1	Automatic Exchange

4.1.1            On the occurrence of an Automatic Exchange Event, whether before or after the occurrence of any Event of Default, each Holder of Trust Notes – Series 2022-A then outstanding shall give full effect to the Automatic Exchange pursuant to and in accordance with the Share Exchange Agreement. To that end, in accordance with the Share Exchange Agreement, all Trust Notes – Series 2022-A held by a Holder shall be deemed to have been automatically exchanged and transferred to TCPL at a price, for each $1,000 principal amount of Trust Notes – Series 2022-A, equal to one newly issued and fully paid TCPL Exchange Preferred Share with a stated issue price of $1,000 per share, together with such number of TCPL Exchange Preferred Shares (including fractional shares, where applicable) calculated by dividing the amount of accrued and unpaid interest on each $1,000 principal amount of Trust Notes – Series 2022-A from the immediately preceding Interest Payment Date to, but excluding, the date of the Automatic Exchange Event, by $1,000. As full and final payment of such price, in accordance with the Share Exchange Agreement, a Holder of Trust Notes – Series 2022-A shall receive, and be deemed to have received and accepted, as of the Time of Automatic Exchange, the right to be issued one newly issued and fully paid TCPL Exchange Preferred Share with a stated issue price of $1,000 per share, together with such number of TCPL Exchange Preferred Shares (including fractional shares, where applicable) calculated by dividing the amount of accrued and unpaid interest on each $1,000 principal amount of Trust Notes – Series 2022-A from the immediately preceding Interest Payment Date to, but excluding, the date of the Automatic Exchange Event by $1,000, per $1,000 principal amount of Trust Notes – Series 2022-A held by the Holder. The foregoing exchange, transfer, receipt and acceptance shall be automatically effected in accordance with the Share Exchange Agreement and shall not require any conveyance, confirmation or further action being taken by the Trust, the Exchange Trustee or the Holders in order to give full effect to same. For greater certainty, any Trust Notes – Series 2022-A purchased or redeemed by the Trust prior to the Time of Automatic Exchange shall be deemed not to be outstanding, and shall not be subject to the Automatic Exchange.

4.1.2            Pursuant to the Share Exchange Agreement, as of the Time of Automatic Exchange and on a basis consistent with the terms of this Agreement, each Holder of Trust Notes – Series 2022-A shall be deemed to have exchanged and transferred to TCPL all of such Holder's right, title and interest in and to the Trust Notes – Series 2022-A registered in its name and shall thereupon cease to be a Holder of such Trust Notes – Series 2022-A and all rights of such Holder as a debtholder of the Trust shall cease, and each Holder shall thereupon and thereafter be deemed hereunder to be entitled to receive the corresponding number of TCPL Exchange Preferred Shares (including fractional shares, where applicable) contemplated in Section 3.3 of the Share Exchange Agreement.

4.2	Redemption by Issuer following Automatic Exchange

4.2.1            This Section shall apply to any redemption by the Issuer of the Trust Notes – Series 2022-A following an Automatic Exchange in the circumstances described in subsection 4.2.2 and shall apply in accordance with its terms notwithstanding the subordination provisions of Article 4 of the Original Indenture and Article 6 hereof, which shall not apply in the case of such a redemption. For greater certainty, redemption by the Issuer under this Section 4.2 may occur at any time after the Closing Date, including prior to March 7, 2032.

4.2.2            Subject to subsection 4.2.3, if for any reason an Automatic Exchange does not result in the exchange of all Trust Notes – Series 2022-A then outstanding for the right to be issued TCPL Exchange Preferred Shares (including fractional shares, where applicable) in accordance with the Share Exchange Agreement, the Issuer shall, without any requirement for notice or further action on the part of any Person, forthwith redeem all such Trust Notes – Series 2022-A not so exchanged for consideration consisting of one TCPL Exchange Preferred Share per $1,000 principal amount of the Trust Notes – Series 2022-A, together with the number of TCPL Exchange Preferred Shares (including fractional shares, where applicable) calculated by dividing the amount of accrued and unpaid interest on each $1,000 principal amount of the Trust Notes – Series 2022-A from, and including, the immediately preceding Interest Payment Date to, but excluding, the date of the Automatic Exchange Event by $1,000. For this purpose, the Issuer shall exercise the "Series 2022-A Subscription Right" pursuant to the Share Exchange Agreement to require TCPL to issue to the Issuer sufficient TCPL Exchange Preferred Shares (including fractional shares, where applicable) to complete and give effect to such redemption. The Trust Notes – Series 2022-A redeemed pursuant to this subsection 4.2.2 shall be cancelled and shall not be reissued.

4.2.3            The Issuer need not give notice of redemption prior to the exercise of the foregoing rights of redemption if TCPL has given an Automatic Exchange Event Notice. The redemption will be deemed to have been effected and the consideration paid at the Time of Automatic Exchange. From and after the Time of Automatic Exchange, each Holder of the Trust Notes – Series 2022-A (if any) whose Trust Notes – Series 2022-A were for any reason not exchanged for TCPL Exchange Preferred Shares by the operation of the Automatic Exchange and instead were redeemed by the Trust under this Section 4.2, shall automatically cease to be a Holder and instead shall, subject to Section 4.3, be entitled only to receive TCPL Exchange Preferred Shares (including fractional shares, where applicable) or such other consideration as is contemplated herein in respect of such Trust Notes – Series 2022-A held by such Holder.

4.3	Right not to Deliver the TCPL Exchange Preferred Shares

4.3.1            Pursuant to the Share Exchange Agreement, on an Automatic Exchange or a redemption of the Trust Notes – Series 2022-A following an Automatic Exchange Event, TCPL has reserved the right not to issue TCPL Exchange Preferred Shares to any Ineligible Person. In those circumstances, TCPL shall issue to the Trustee, and the Trustee shall hold, all TCPL Exchange Preferred Shares (including fractional shares, where applicable) that would otherwise be delivered to the Ineligible Persons, and the Trustee shall deliver such shares to a broker retained by TCPL for the purpose of effecting the sale (to Persons other than TCPL, its Affiliates and other Ineligible Persons) on behalf of such Ineligible Persons of such TCPL Exchange Preferred Shares. Those sales (if any) may be made at any time and at any price and none of the Trust, the Trustee or TCPL shall be subject to any liability for failing to sell such TCPL Exchange Preferred Shares on behalf of any such Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Trustee from the sale of any such TCPL Exchange Preferred Shares shall be divided, in accordance with the Share Exchange Agreement, among the Ineligible Persons in proportion to the number of TCPL Exchange Preferred Shares that would otherwise have been delivered to them, after deducting the costs of sale and any applicable withholding taxes. The Trustee shall make payment of the aggregate net proceeds to DTC (if the Trust Notes – Series 2022-A are then held in the book-entry only system) in accordance with the customary practices and procedures of DTC or in all other cases to such Ineligible Persons, or such other registrar and transfer agent who may have been appointed in respect of the Trust Notes – Series 2022-A in accordance with the terms of the Original Indenture, for distribution to such Ineligible Persons, in each case, in accordance with customary practices and procedures of the Trustee or the registrar and transfer agent, as applicable.

Article 5
DEFERRAL RIGHT

5.1	Application of Interest

On each Deferral Date, and notwithstanding the subordination provisions of Article 4 of the Original Indenture and Article 6 hereof which shall not apply in the case of a Deferral Event Subscription, interest payable in respect of the Trust Notes – Series 2022-A on such Interest Payment Date to Holders of Trust Notes – Series 2022-A shall be paid by the Trust as Deferral Event Subscription Proceeds to give effect to the related Deferral Event Subscription Proceeds Assignment by each Holder in order to complete each such Holder's obligations in respect of the related Deferral Event Subscription. Pursuant to the Assignment and Set-Off Agreement, such Deferral Event Subscription Proceeds Assignment shall constitute the full and final payment by the Holders for and in respect of the purchase price payable by each Holder in relation to its related Deferral Event Subscription and TCPL is required to issue and deliver to each Holder (in the manner contemplated in the Assignment and Set-Off Agreement) a number of TCPL Deferral Preferred Shares (including fractional shares, if applicable) calculated by dividing (a) the amount of the interest payment on the Trust Notes – Series 2022-A that has not been paid in cash to such Holder on the Deferral Date, by (b) the stated issue price of the applicable series of TCPL Deferral Preferred Shares.

5.2	Acknowledgement of Holders

Each Deferral Event Subscription shall be effected by the Trustee, acting pursuant to the Assignment and Set-Off Agreement, on behalf of the applicable Holders and TCPL. The provisions of the Assignment and Set-Off Agreement are hereby acknowledged and deemed accepted by Holders of Trust Notes – Series 2022-A, by and through the Trustee acting as bare trustee and nominee in accordance with and subject to the terms of the Assignment and Set-Off Agreement.

5.3	No Limit

There shall be no limit on the number of Deferral Events that may occur.

5.4	Right not to Deliver the TCPL Deferral Preferred Shares

Pursuant to the Assignment and Set-Off Agreement, upon a Deferral Event, TCPL has the right not to issue TCPL Deferral Preferred Shares to any Ineligible Person. In those circumstances, TCPL will issue to the Trustee, and the Trustee shall hold, all TCPL Deferral Preferred Shares (including fractional shares, where applicable) that would otherwise be delivered to Ineligible Persons, and the Trustee shall deliver such shares to a broker retained by TCPL for the purpose of effecting the sale (to Persons other than TCPL and its Affiliates or other Ineligible Persons) on behalf of such Ineligible Persons of such TCPL Deferral Preferred Shares. Such sales, if any, may be made at any time and at any price and none of the Trust, the Trustee or TCPL will be subject to any liability for failing to sell such TCPL Deferral Preferred Shares on behalf of any such Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Trustee from the sale of any such TCPL Deferral Preferred Shares shall be divided among the Ineligible Persons in proportion to the number of TCPL Deferral Preferred Shares that would otherwise have been delivered to them, after deducting any related costs of sale and any applicable withholding taxes. The Trustee shall make payment of the aggregate net proceeds to DTC (if the Trust Notes – Series 2022-A are then held in the book-entry only system) in accordance with the customary practices and procedures of DTC or in all other cases to such Ineligible Persons, or such other registrar and transfer agent who may have been appointed in respect of the Trust Notes – Series 2022-A in accordance with the terms of the Original Indenture, for distribution to such Ineligible Persons, in each case, in accordance with customary practices and procedures of the Trustee or the registrar and transfer agent, as applicable.

Article 6
GUARANTEE

6.1	Guarantee of Trust Notes – Series 2022-A

6.1.1            The Credit Supporter hereby guarantees, on a subordinated basis as provided herein, the due and punctual payment of the principal amount of and interest on (including, in case of default, interest on the amount in default) the Trust Notes – Series 2022-A when and as the same becomes due and payable, whether at their respective due dates, on redemption or otherwise, in each case in accordance with the terms of the Trust Notes – Series 2022-A, the Original Indenture and this supplemental indenture. The Credit Supporter also hereby guarantees, on a subordinated basis as provided herein, the performance by the Trust of its obligations (if any) to and in favour of the Holders of the Trust Notes – Series 2022-A, pursuant to the Share Exchange Agreement (including in respect of the Automatic Exchange) and the Assignment and Set-Off Agreement (including in respect of the Deferral Event Subscription and the Deferral Event Subscription Proceeds Assignment). The Guarantee shall be a direct, unsecured, subordinated obligation of the Credit Supporter as provided herein. For greater certainty, (a) in the event of an Automatic Exchange, the entitlement of the Holders is solely to receive TCPL Exchange Preferred Shares as contemplated in Article 4, (b) in the event of a Deferral Event, the Holders shall be required to complete the applicable Deferral Event Subscription, and (c) in such events, the Guarantee shall be a guarantee with respect to the delivery of TCPL Exchange Preferred Shares or TCPL Deferral Preferred Shares, as applicable, and the completion, validity and enforceability of the Automatic Exchange or the Deferral Event Subscription shall not be limited or affected by this Guarantee.

6.1.2            The Credit Supporter agrees that the Trustee and each of the Holders may grant extensions of time or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Issuer and other parties and securities as the Trustee or such Holder may see fit and may apply all monies received from the Issuer or others or from securities upon such part of the Issuer's liability under this supplemental indenture as the Trustee may think best without prejudice to or in any way limiting or lessening the liability of the Credit Supporter under this supplemental indenture.

6.1.3            None of the Trustee or the Holders shall be bound to exhaust its recourse against the Issuer before being entitled to payment from the Credit Supporter under this supplemental indenture.

6.1.4            Any loss of or in respect of the securities received by the Trustee or any of the Holders from the Issuer or any other Person, whether occasioned through the fault of the Trustee or a Holder, or otherwise, shall not discharge pro tanto or limit or lessen the liability of the Credit Supporter under this supplemental indenture.

6.1.5            Any change or changes in the name of the Issuer shall not affect or in any way limit or lessen the liability of the Credit Supporter hereunder.

6.1.6            All monies in fact borrowed or obtained by the Issuer upon the issue of the Trust Notes – Series 2022-A under this supplemental indenture shall be deemed to form part of the liabilities hereby guaranteed notwithstanding any limitation of status or of power of the Issuer or agents of the Issuer or that the Issuer may not be a legal entity or any irregularity, defect or informality in the borrowing or obtaining of such monies.

6.1.7            Any account settled or stated by or between the Trustee on behalf of the Holders and the Issuer in relation to this supplemental indenture shall be accepted by the Credit Supporter as conclusive evidence that the balance or amount thereby appearing due by the Issuer is so due, absent manifest error or proof to the contrary.

6.1.8            The Credit Supporter shall make payment to the Trustee on behalf of the Holders of the amount of the liability of the Credit Supporter, forthwith after demand therefor is made in writing, and in any event within 15 days of any failure by the Issuer to make a payment as stipulated herein, and such demand shall be conclusively deemed to have been effectually made when made in accordance with Section 6.4 below.

6.1.9            The Guarantee provided under this supplemental indenture is in addition to and without prejudice to any securities of any kind (including, guarantees and postponement agreements, whether or not in the same form as this instrument) now or hereafter held by the Trustee on behalf of the Holders.

6.1.10          In the event that pursuant to any applicable statute or common law, the amount of any payment made hereunder by the Credit Supporter to the Trustee or any of the Holders (including actual or imputed interest thereon) must be repaid by the Trustee or such Holder to the Credit Supporter, whether by virtue of any fraudulent preference or conveyance legislation or otherwise howsoever, the Credit Supporter shall remain liable hereunder for the amount of such repayment notwithstanding any prior termination or release of the Guarantee by the Trustee and any such prior termination or release shall at all times be and be treated to be subject to this paragraph.

6.1.11          To the extent that the Credit Supporter makes a payment to a Holder of the Trust Notes – Series 2022-A, the Credit Supporter shall be subrogated to all of the Holder's rights and entitlements under the applicable Trust Notes – Series 2022-A, which shall remain outstanding.

6.2	Consolidation, amalgamation, merger, conveyance, transfer or lease

The Credit Supporter shall not merge, amalgamate, consolidate or otherwise combine with any other Person or convey, transfer or lease all or substantially all of its assets to any Person, unless:

6.2.1            in case the Credit Supporter shall consolidate or amalgamate with or merge into another Person or convey, transfer or lease all or substantially all of its assets to any Person, the Person formed by, or resulting from, such consolidation or amalgamation or into which the Credit Supporter, as the case may be, is merged or the Person that acquires by conveyance or transfer, or which leases, all or substantially all of the assets of the Credit Supporter (the "Successor Entity") shall be the Credit Supporter or a corporation, partnership or trust, organized and validly existing and shall expressly assume and be legally responsible for the Guarantee and to perform all obligations of the Credit Supporter under this supplemental indenture, by supplemental indenture satisfactory to the Trustee executed and delivered to the Trustee by such Person;

6.2.2            immediately after such consolidation, amalgamation, merger, conveyance, transfer or lease, the Successor Entity must not be in default in the performance of the covenants and conditions of this supplemental indenture to be performed by the Credit Supporter;

6.2.3            if the Successor Entity is organized under the laws of a jurisdiction other than the laws of Canada or any province or territory thereof or the United States, any state thereof or the District of Columbia, such Successor Entity shall assume the Credit Supporter's obligations under this supplemental indenture to pay Additional Amounts, with the name of such successor jurisdiction being included in addition to Canada in each place that Canada appears in Section 2.7 hereof; and

6.2.4            the Credit Supporter has delivered to the Trustee an officers' certificate and an opinion of Counsel, each stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

6.3	Successor Substituted

Upon any consolidation or amalgamation of the Credit Supporter with, or merger of the Credit Supporter into, any other Person or any conveyance, transfer or lease of all or substantially all of the assets of the Credit Supporter in accordance with Section 6.2, the Successor Entity shall succeed to, and be substituted for, and may exercise every right and power of the Credit Supporter under this supplemental indenture with the same effect as if such Successor Entity had been named as the Credit Supporter herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this supplemental indenture and the Guarantee.

6.4	Notice to the Credit Supporter

Any notice to the Credit Supporter under the provisions of this supplemental indenture shall be valid and effective if delivered personally to, by facsimile or email or, if given by first class mail, postage prepaid, addressed to, the Credit Supporter at 450 - 1st Street SW, Calgary, Alberta T2P 5H1, Attention: Corporate Secretary, facsimile: (403) 920-2467, email: corpsec_filingdesk@tcenergy.com, and shall be deemed to have been given on the date of delivery, the Business Day immediately following the date such notice has been sent by facsimile or on the third Business Day after such letter has been mailed, as the case may be. The Credit Supporter may from time to time notify the Trustee of a change in address, which thereafter, until changed by a further notice, shall be the address of the Credit Supporter for all purposes of this Indenture.

6.5	Reports by the Credit Supporter

Subject to the terms of a decision dated January 3, 2019 by the Alberta Securities Commission (as principal regulator) and the Ontario Securities Commission pursuant to National Policy 11-203 Process for Exemptive Relief Applications in Multiple Jurisdictions, the Credit Supporter covenants:

6.5.1            to file with the Trustee, within 15 days after the Credit Supporter is required to file the same with the U.S. Securities and Exchange Commission (the "Commission"), copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Credit Supporter may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended; or if the Credit Supporter is not required to file information, documents, or reports pursuant to either of such Sections, then to file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a debt security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

6.5.2            to file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents, and reports with respect to compliance by the Credit Supporter with the conditions and covenants provided for in the Original Indenture and this supplemental indenture as may be required from time to time by such rules and regulations; and

6.5.3            to transmit by mail to the Holders of the Trust Notes – Series 2022-A, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act of 1939, such summaries of any information, documents and reports required to be filed by the Credit Supporter pursuant to subsections 6.5.1 and 6.5.2 of this Section as may be required to be transmitted to such Holders by rules and regulations prescribed from time to time by the Commission.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Credit Supporter's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on certificates of officers of the Credit Supporter) and the filing of such reports, information and documents by or at the direction of the Credit Supporter on the Electronic Data Gathering Analysis and Retrieval system of the Commission, or any successor system, shall be deemed to constitute filing with the Trustee for the purposes of this Section 6.5.

Article 7
SUBORDINATION OF GUARANTEE

7.1	Guarantee Subordinated to Guarantor Senior Indebtedness

7.1.1            The Credit Supporter covenants and agrees, and each Holder of Trust Notes – Series 2022-A, by the acceptance thereof, likewise covenants and agrees, that the Guarantee by the Credit Supporter is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of Guarantor Senior Indebtedness.

7.1.2            In the event (a) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Credit Supporter or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding up of the Credit Supporter, whether or not involving insolvency or bankruptcy, or (b) subject to the provisions of Section 7.2 that (i) a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Guarantor Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Guarantor Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and, in the cases of subclauses (i) and (ii) of this clause (b), such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the Trust Notes – Series 2022-A shall have been declared due and payable and such declaration shall not have been rescinded and annulled, then:

7.1.2.1            the holders of all Guarantor Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the Holders of any of the Trust Notes – Series 2022-A are entitled to receive a payment from the Credit Supporter under the Guarantee;

7.1.2.2            any payment by, or distribution of assets of, the Credit Supporter of any kind or character, whether in cash, property or securities, to which the Holders of any of the Trust Notes – Series 2022-A or the Trustee would be entitled except for the provisions of this Article shall be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver, receiver and manager or liquidating trustee or otherwise, directly to the holders of such Guarantor Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Guarantor Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Guarantor Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Guarantor Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Guarantor Senior Indebtedness, before any payment or distribution is made to the Holders of the Trust Notes – Series 2022-A or to the Trustee under the Guarantee; and

7.1.2.3            in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Credit Supporter of any kind or character, whether in cash, property or securities, in respect of the Guarantee, shall be received by the Trustee or the Holders of any of the Trust Notes – Series 2022-A before all Guarantor Senior Indebtedness is paid in full, or provision made for such payment in money or money's worth, such payment or distribution in respect of the Guarantee shall be paid over to the holders of such Guarantor Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Guarantor Senior Indebtedness may have been issued, ratably as aforesaid, for application to the payment of all Guarantor Senior Indebtedness remaining unpaid until all such Guarantor Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Guarantor Senior Indebtedness.

7.2	Disputes with Holders of Certain Guarantor Senior Indebtedness

Any failure by the Credit Supporter to make any payment on or perform any other obligation under Guarantor Senior Indebtedness, other than any indebtedness incurred by the Credit Supporter or assumed or guaranteed, directly or indirectly, by the Credit Supporter for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by the Credit Supporter in the instrument or instruments by which the Credit Supporter incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default under Section 7.1.2(b) if (a) the Credit Supporter shall be disputing its obligation to make such payment or perform such obligation and (b) either (i) no final judgment relating to such dispute shall have been issued against the Credit Supporter which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, and (ii) in the event of a judgment that is subject to further review or appeal has been issued, the Credit Supporter shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

7.3	Subrogation

Subject to the payment in full of all Guarantor Senior Indebtedness, the Holders shall be subrogated (equally and ratably with the holders of all obligations of the Credit Supporter which by their express terms are subordinated to Guarantor Senior Indebtedness of the Credit Supporter to the same extent as the Guarantee is subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Guarantor Senior Indebtedness to receive payments or distributions of cash, property or securities of the Credit Supporter applicable to the Guarantor Senior Indebtedness until all amounts owing on the Guarantee shall be paid in full, and as between the Credit Supporter, its creditors other than holders of such Guarantor Senior Indebtedness and the Holders, no such payment or distribution made to the holders of Guarantor Senior Indebtedness by virtue of this Article that otherwise would have been made to the Holders shall be deemed to be a payment by the Credit Supporter on account of such Guarantor Senior Indebtedness, it being understood that the provisions of this Article are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Guarantor Senior Indebtedness, on the other hand.

7.4	Obligation of Credit Supporter Unconditional

7.4.1            Nothing contained in this Article or elsewhere in this supplemental indenture or in the Guarantee is intended to or shall impair, as among the Credit Supporter, its creditors other than the holders of Guarantor Senior Indebtedness and the Holders, the obligation of the Credit Supporter, which is absolute and unconditional, to pay to the Holders the amounts payable under the Guarantee as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Credit Supporter other than the holders of Guarantor Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law under the Guarantee, subject to the rights, if any, under this Article of the holders of Guarantor Senior Indebtedness in respect of cash, property or securities of the Credit Supporter received upon the exercise of any such remedy.

7.4.2            Upon payment or distribution of assets of the Credit Supporter referred to in this Article, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Credit Supporter is pending or upon a certificate of the trustee in bankruptcy, receiver, receiver and manager, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Guarantor Senior Indebtedness and other indebtedness of the Credit Supporter, the amount thereof or payable thereon, the amount paid or distributed thereon and all other facts pertinent thereto or to this Article.

7.5	Payments on Guarantee Permitted

Nothing contained in this Article or elsewhere in this supplemental indenture or in the Guarantee shall affect the obligations of the Credit Supporter to make, or prevent the Credit Supporter from making, payment of amounts owing under the Guarantee in accordance with the provisions hereof and thereof, except as otherwise provided in this Article.

7.6	Effectuation of Subordination by Trustee

Each Holder of Trust Notes – Series 2022-A, by his acceptance thereof, authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article and appoints the Trustee his attorney-in-fact for any and all such purposes.

7.7	Knowledge of Trustee

Notwithstanding the provisions of this Article or any other provisions of this supplemental indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys under the Guarantee to or by the Trustee, or the taking of any other action by the Trustee, unless and until the Trustee shall have received written notice thereof mailed or delivered to the Trustee from the Credit Supporter, any Holder, any paying agent or the holder or representative of any class of Guarantor Senior Indebtedness; provided that if at least three Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose the Trustee shall not have received with respect to such moneys the notice provided for in this Section 7.7, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within three Business Days prior to or on or after such date.

7.8	Trustee May Hold Guarantor Senior Indebtedness

The Trustee shall be entitled to all the rights set forth in this Article with respect to any Guarantor Senior Indebtedness at the time held by it, to the same extent as any other holder of Guarantor Senior Indebtedness, and nothing in this supplemental indenture shall deprive the Trustee of any of its rights as such holder.

7.9	Rights of Holders of Guarantor Senior Indebtedness Not Impaired

7.9.1            No right of any present or future holder of any Guarantor Senior Indebtedness to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Credit Supporter or by any noncompliance by the Credit Supporter with the terms, provisions and covenants of this supplemental indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

7.9.2            With respect to the holders of Guarantor Senior Indebtedness, (i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this supplemental indenture, (ii) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this supplemental indenture, (iii) no implied covenants or obligations shall be read into this supplemental indenture against the Trustee and (iv) the Trustee shall not be deemed to be a fiduciary as to such holders.

7.10	Article Applicable to Paying Agents

In case at any time any paying agent other than the Trustee shall have been appointed by the Issuer and be then acting hereunder, the term "Trustee" as used in this Article shall in such case (unless the context shall require not otherwise) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in this Article in addition to or in place of the Trustee; provided, however, that Sections 7.7 and 7.8 shall not apply to the Issuer if it acts as its own paying agent.

Article 8
INDENTURE SUPPLEMENTAL TO ORIGINAL INDENTURE

8.1	Indenture Supplemental to Original Indenture

This supplemental indenture is supplemental to the Original Indenture within the meaning of the Original Indenture and the Original Indenture, all indentures supplemental thereto and this supplemental indenture shall, subject to Section 1.9 of the Original Indenture, be read together and have the effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

Article 9
ACCEPTANCE OF TRUSTS BY TRUSTEE

9.1	Acceptance of Trusts by Trustee

The Trustee hereby accepts the trusts and duties declared and provided for in, and as otherwise contemplated by, this supplemental indenture and hereby agrees to perform the same upon the terms and conditions set forth herein and as contemplated hereby and in the Original Indenture, in each case as supplemented or amended from time to time.

Article 10
MISCELLANEOUS

10.1	Counterparts

This supplemental indenture may be executed in several counterparts, including by facsimile or in electronic form, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the same date as of the date hereof.

10.2	Language of Indenture

The parties hereto have requested that this document, including the Schedules hereto, be drafted in the English language.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this supplemental indenture under the hands of their proper officers duly authorized in that behalf.

TRANSCANADA TRUST, by its Administrative Agent, TRANSCANADA PIPELINES LIMITED

Per:	/s/ Christine R. Johnston
Name:	Christine R. Johnston
Title:	Vice-President, Law & Corporate Secretary

Per:	/s/ Jon Wrathall
Name:	Jon Wrathall
Title:	Vice-President, Finance and Evaluations

TRANSCANADA PIPELINES LIMITED

Per:	/s/ Christine R. Johnston
Name:	Christine R. Johnston
Title:	Vice-President, Law & Corporate Secretary

Per:	/s/ Jon Wrathall
Name:	Jon Wrathall
Title:	Vice-President, Finance and Evaluations

TSX TRUST COMPANY

Per:	/s/ Nelia Andrade
Name:	Nelia Andrade
Title:	Authorized Signatory

Per:	/s/ Francine Beauséjour
Name:	Francine Beauséjour
Title:	Authorized Signatory

[Signature page of Seventh Supplemental Trust Indenture creating the Trust Notes]

SCHEDULE 2.3

Form of Registered Trust Note – Series 2022-A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO TRANSCANADA TRUST (THE "ISSUER") OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. EACH PURCHASER AND SUBSEQUENT TRANSFEREE OF THIS TRUST NOTE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE REPRESENTED BY ITS PURCHASE, HOLDING, REDEMPTION OR EXCHANGE HEREOF THAT EITHER (I) IT IS NOT, AND IS NOT ACTING ON BEHALF OF (A) A PLAN THAT IS SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA") OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR AN ENTITY THAT IS DEEMED TO HOLD PLAN ASSETS OF THE FOREGOING (EACH, A "PLAN"), OR (B) A PLAN THAT IS SUBJECT TO FEDERAL, STATE OR OTHER LAWS ("SIMILAR LAWS") THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF ERISA OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE ("SIMILAR LAW PLANS") OR (II) ITS PURCHASE, HOLDING, REDEMPTION OR EXCHANGE OF THIS TRUST NOTE OR ANY INTEREST HEREIN WILL NOT CONSTITUTE OR RESULT IN A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE BECAUSE SUCH PURCHASER, TRANSFEREE AND SUBSEQUENT TRANSFEREE RELIED ON AN AVAILABLE PROHIBITED TRANSACTION EXEMPTION, ALL OF THE CONDITIONS OF WHICH ARE SATISFIED, OR IS NOT IN VIOLATION OF ANY APPLICABLE SIMILAR LAW. EACH PURCHASER AND SUBSEQUENT TRANSFEREE OF THIS TRUST NOTE OR ANY INTEREST HEREIN WILL BE DEEMED TO HAVE ACKNOWLEDGED BY ITS PURCHASE, HOLDING, REDEMPTION OR EXCHANGE HEREOF THAT NEITHER PLANS NOR SIMILAR LAW PLANS MAY ACQUIRE THIS TRUST NOTE AT ANY TIME THAT THE RATINGS ON THIS TRUST NOTE ARE BELOW INVESTMENT GRADE OR THIS TRUST NOTE HAS BEEN CHARACTERIZED AS OTHER THAN INDEBTEDNESS FOR APPLICABLE LOCAL LAW PURPOSES.

No.

TRANSCANADA TRUST

(a trust established under the laws of Ontario)

Trust Notes – Series 2022-A Due March 7, 2082

CUSIP: 89356B AG3
ISIN: US89356BAG32

TRANSCANADA TRUST (the "Issuer") for value received hereby acknowledges itself indebted and promises to pay to the registered holder hereof (the "Holder") on March 7, 2082 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned, the principal sum of

[●] DOLLARS

$[●]

in lawful money of the United States on presentation and surrender of this Trust Note – Series 2022-A (as defined below) at the principal office of the Trustee in the City of Calgary, Alberta or such other location as it may designate from time to time, and to pay interest on the principal amount hereof from and including the date hereof, or from and including the last Interest Payment Date (as defined in the Indenture) to which interest shall have been paid or made available for payment on the outstanding Trust Notes – Series 2022-A, whichever is later, in like money at any one of the said places, in arrears in equal semi-annual payments on March 7 and September 7 in each year (or the next following Business Day (as defined in the Indenture) if such date is not a Business Day) to the persons in whose names the Trust Notes – Series 2022-A are registered at the close of business on the preceding February 21 and August 24, respectively. From March 7, 2022 to, but excluding, March 7, 2032, the interest rate on the Trust Notes – Series 2022-A will be fixed at 5.600% per annum, payable in arrears. On March 7, 2032 and on every Interest Reset Date (as defined in the Indenture) thereafter until the Maturity Date (as defined in the Indenture), the interest rate on the Trust Notes – Series 2022-A will be reset for the applicable Subsequent Fixed Rate Period (as defined in the Indenture) to a rate per annum equal to the Five-Year Treasury Rate (as defined in the Indenture) as of the most recent Interest Reset Determination Date (as defined in the Indenture), plus: (a) for the period from, and including, March 7, 2032 to, but excluding, March 7, 2052, 3.986%; and (b) for the period from, and including, March 7, 2052 to, but excluding, March 7, 2082, 4.736%, in each case, payable in arrears. Subject to Article 5 of the supplemental indenture referred to below, interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.

This Trust Note – Series 2022-A is one of the Trust Notes – Series 2022-A due March 7, 2082 (the "Trust Notes – Series 2022-A") of the Issuer issued or issuable under the provisions of a trust indenture made as of May 20, 2015 between the Issuer and TSX Trust Company (successor to AST Trust Company (Canada), formerly known as CST Trust Company), as trustee (the "Trustee"), as supplemented by a seventh supplemental indenture dated as of March 7, 2022 between the Issuer, the Trustee and TransCanada PipeLines Limited, as Credit Supporter (which trust indenture as so supplemented is herein referred to as the "Indenture"). The Trust Notes – Series 2022-A issuable under the Indenture are limited to an aggregate principal amount of up to $800,000,000, in lawful money of the United States. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the Trust Notes – Series 2022-A are or are to be issued and held and the rights, remedies and obligations of the holders of the Trust Notes – Series 2022-A, of the Issuer and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

Subject to the occurrence of a Deferral Event, as interest on this Trust Note – Series 2022-A becomes due, the Issuer (except in the case of payment at maturity, at which time payment of interest may be made upon surrender of this Trust Note – Series 2022-A) shall on each date on which interest becomes due, forward or cause to be forwarded to the Holder, subject to the provisions of the Indenture, a related Deferral Event Subscription Proceeds Assignment and a related Deferral Event Subscription, in the manner provided therein, a cheque by first class mail, postage prepaid or an electronic transfer of funds for such interest. Subject to the provisions of the Indenture, the forwarding of such cheque or effecting of such transfer shall satisfy and discharge all liability for interest on this Trust Note – Series 2022-A to the extent of the sum represented by such cheque or electronic transfer.

The Trust Notes – Series 2022-A are issuable only as fully registered Trust Notes – Series 2022-A in the denominations of $1,000 and integral multiples thereof. Upon compliance with the provisions of the Indenture, the Trust Notes – Series 2022-A of any denomination may be exchanged for an equal aggregate principal amount of the Trust Notes – Series 2022-A in any other authorized denomination or denominations.

The Trust Notes – Series 2022-A are direct obligations of the Issuer but are not secured by any mortgage, pledge, hypothec or other charge.

TransCanada PipeLines Limited has guaranteed the due and punctual payment of the principal amount of and interest on the Trust Notes – Series 2022-A on a subordinated basis in the manner and on the terms set forth in the Indenture.

The indebtedness evidenced by this Trust Note – Series 2022-A and by all other Trust Notes – Series 2022-A now or hereafter certified and delivered under the Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment of all Guarantor Senior Indebtedness (as defined in the Indenture), whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

The right is reserved to the Issuer to purchase or redeem the Trust Notes – Series 2022-A for cancellation in accordance with the provisions of the Indenture.

The Trust Notes – Series 2022-A will be automatically exchanged for TCPL Exchange Preferred Shares in the event of an Automatic Exchange Event, in the manner, with the effect and as of the effective time contemplated in the Indenture and the Share Exchange Agreement. The Indenture also provides for a mandatory subscription and purchase of TCPL Deferral Preferred Shares by Holders of Trust Notes – Series 2022-A upon the occurrence of a Deferral Event, by Holders assigning their entitlements to receive interest otherwise payable to them to TCPL in order to pay for such TCPL Deferral Preferred Shares (which interest entitlements are absolutely, irrevocably and unconditionally assigned to TCPL as consideration for such purchases), in each case in the manner, with effect and at the times contemplated in the Indenture and the Assignment and Set-Off Agreement. Holders of the Trust Notes – Series 2022-A acknowledge and, by receipt hereof confirm and assent to, the appointments made, covenants and undertakings given and obligations created on their behalf pursuant to the Share Exchange Agreement and the Assignment and Set-Off Agreement.

The Indenture contains provisions making binding upon all Holders of the Trust Notes – Series 2022-A outstanding thereunder resolutions passed at meetings of Holders of the Trust Notes – Series 2022-A held in accordance with such provisions and instruments signed by the Holders of a specified majority of the Trust Notes – Series 2022-A.

This Trust Note – Series 2022-A may only be transferred, upon compliance with the conditions prescribed in the Indenture, in one of the registers to be kept at the principal office of the Trustee or other registrar in the City of Calgary, Alberta by the Holder or such Holder's executors or administrators or other legal representatives or such Holder's attorney duly appointed by an instrument in form and substance satisfactory to the Trustee or other registrar, and upon compliance with such reasonable requirements as the Trustee and/or other registrar may prescribe.

This Trust Note – Series 2022-A shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

This Trust Note – Series 2022-A shall not become obligatory for any purpose until it shall have been certified by the Trustee under the Indenture.

IN WITNESS WHEREOF this Trust Note – Series 2022-A has been duly executed by the Issuer.

DATED as of _____________________, 2_____

TRANSCANADA TRUST by its Administrative Agent TRANSCANADA PIPELINES LIMITED

By:
Name:
Title:

By:
Name:
Title:

(FORM OF TRUSTEE'S CERTIFICATE)
CUSIP: 89356B AG3 /ISIN: US89356BAG32

This Trust Note – Series 2022-A is one of the Trust Notes – Series 2022-A due March 7, 2082 referred to in the Indenture within mentioned.

TSX TRUST COMPANY, Trustee

By:
(Authorized Signing Officer)

(FORM OF REGISTRATION PANEL)

(No writing hereon except by Trustee or other Registrar)

Date of Registration	In Whose Name Registered	Trustee or Registrar

(FORM OF CERTIFICATE OF TRANSFER)

CERTIFICATE OF TRANSFER

I or we assign and transfer this Trust Note – Series 2022-A to:

(Print or type assignee's name, address and postal code)

and irrevocably appoint                                                                      agent to transfer this Trust Note – Series 2022-A on the books of TransCanada Trust. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the Trust Note – Series 2022-A)

Signature Guarantee:
(This signature must be guaranteed by a Canadian Schedule I chartered bank or a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP)).